Exhibit 10.36

Letter of extension for OG&E’s credit agreement

Dated November 11, 2007

In accordance with Section 2.21 of OG&E’s Credit Agreement dated December 6, 2006, Lenders holding Commitments aggregating $400 million have approved the extension of the Maturity Date (with respect to their Commitments only) for an additional year until December 6, 2012.